Exhibit 99.1

UNILIFE CORPORATION

ARBN 141 042 757

Appendix 4E – Preliminary Final Report

Year Ended 30 June 2012

Results for Announcement to the Market

UNILIFE CORPORATION HIGHLIGHTS

Results for Announcement to the Market

				Year Ended 30 June 2012	Year Ended 30 June 2011
				(US$, in thousands)
Revenues from ordinary activities	Down	17%	to	5,519	6,650
Profit (loss) from ordinary activities after tax attributable to members	Up	29%	to	(52,302)	(40,682)
Net profit (loss) for the period attributable to members	Up	29%	to	(52,302)	(40,682)

Dividends (distribution)	Amount per security	Franked amount per security
Final dividend	N/A	N/A
Interim dividend	N/A	N/A
Total	N/A	N/A
Record date for determining entitlements to the dividend		N/A

Results of Operations

Revenues decreased from US$6.7 million during the year ended 30 June 2011 to US$5.5 million during the year ended 30 June 2012. During the year ended 30 June 2012, the Company recognized revenue of $1.4 million related to the clinical development and supply of a novel device for targeted organ delivery. This new source of revenue was offset by a decline in revenues related to the Company’s contract manufacturing operations, which were discontinued during December 2010, in order to focus on the commercialization, production and supply of its own propriety line of products.

Net loss increased from US$40.7 million during the year ended 30 June 2011 to US$52.3 million during the year ended 30 June 2012. The increase in the net loss was attributable to the decline in revenues as well as an increase in research and development expenses related to the development of the Company’s portfolio of injectable drug delivery devices. These amounts were partially offset by a reduction in payroll and share-based compensation expense included in selling, general and administrative expenses.

Preliminary Final Report to 30 June 2012 Unilife Corporation ARBN 141 042 757	2

Review of Activities for Fiscal Year 2012

Unilife has invested in research and development activities during fiscal year 2012 to support the expansion of its portfolio of injectable drug delivery systems in direct response to market and customer needs. In parallel with these device development activities, Unilife has invested in the continued strengthening of expert personnel and the implementation of automated assembly systems, electronic quality management systems and SAP enterprise resource planning systems that are further improving business efficiencies and streamlining operating expenses.

As a result of these initiatives, Unilife is now at various stages in the development, consolidation and expansion of partnerships with a number of pharmaceutical and biotechnology companies for delivery of their brand-name, generic or biosimilar drugs and vaccines. These collaborations primarily relate to the intended use of Unilife devices for the delivery of late-stage pipeline or marketed injectable therapies including biologics that are indicated for, or being developed, to treat a variety of acute and chronic conditions.

Technology platforms that have been developed and disclosed by Unilife to date include prefilled syringes with integrated safety features, drug reconstitution delivery systems, subcutaneous large volume bolus injection systems, delivery systems (AutoInfusors) and specialized delivery systems.

Unifill® Ready-to-Fill (Prefilled) Syringes

Unilife has developed a comprehensive platform of prefilled syringes for the delivery of a broad range of liquid stable and lyophilized drugs and vaccines. The Unifill portfolio of syringes represents the world’s first and only glass prefilled syringe systems with automatic, integrated needle retraction. All Unifill syringes are designed for simple, intuitive, one-handed use by healthcare workers or patients and include a unique and highly proprietary combination of features including:

•	Fully integrated, automatic and user-controlled needle retraction to virtually eliminate the risk of needlestick injuries or aerosolization (splatter of medication or blood);

•	Easy and intuitive steps of use to maximize user acceptance and preference;

•	Audible, visible, and tactile indicators for activation of retraction and end of dose;

•	Seamless integration in to drug fill-finish lines;

•	U.S. Pharmacopeia (USP) compliant materials within the drug fluid path;

•	Complete sharps containment and lock-out to prevent re-use or re-exposure.

The Unifill portfolio consists of the following products:

Unifill Syringe: The Unifill syringe features a staked (fixed) retracting needle, and is designed primarily for use with liquid stable drugs. Unilife has a current capacity to manufacture up to 60 million units of the Unifill syringe per year on an automated assembly line that has been validated at its production facilities in York, PA. In July 2011, Unilife commenced the initial supply of Unifill syringes to pharmaceutical companies. Unilife continues to make new and recurring shipments to a number of pharmaceutical companies who are at various stages in the evaluation, stability study and fill-finish validation processes for the device.

Unilife began to enter into commercial supply contracts with pharmaceutical customers for the Unifill syringe during fiscal year 2012. The first supply contract relates to the planned launch of a generic equivalent to an approved auto-immune therapy that is currently available in a standard prefilled syringe format for use across several indications. Under the seven year contract, Unilife can expect to supply this customer with up to ten million units of the Unifill syringe per year. This would generate revenues of up to $15 million per year during the period of the contract. Unilife may grant to the pharmaceutical customer an exclusivity of supply right for the Unifill syringe for a specific indication and Western European geography. An exclusivity fee would be added onto the negotiated unit price of the Unifill syringe when agreed exclusivity conditions are met.

Discussions regarding the Unifill syringe are continuing with a number of other pharmaceutical companies. Several companies have reported to Unilife that they are targeting the Unifill syringe for use with various approved and late-stage pipeline molecules. Unilife intends to enter into additional commercial supply contracts with pharmaceutical companies during fiscal year 2013.

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Unifill Select: Unilife has continued to develop the Unifill Select for filling with either liquid stable drugs and vaccines, or a diluent to reconstitute and deliver lyophilized drugs supplied in a vial. It is the world’s first and only glass prefilled syringe with an attachable, retracting needle. The device enables the user to choose from a selection of needle lengths for attachment to the syringe at the time of injection. The Unifill Select is now ready for commercialization in conjunction with pharmaceutical partners seeking to utilize the device with target injectable drugs and vaccines. Discussions with various pharmaceutical parties are ongoing regarding the customization of the device to address specific customer, drug formulation and patient requirements.

Drug Reconstitution Delivery Systems

EZMix™ Dual or Multi-Chamber Prefilled Syringe

Unilife has developed the EZMix dual or multi-chamber prefilled syringe to serve as a safe, simple and efficient system for the reconstitution and delivery of injectable therapies. It is the world’s first and only dual or multi-chamber prefilled syringe with integrated needle retraction features. An innovative and proprietary reconstitution technology allows healthcare workers or patients to intuitively mix together a combination of liquid or lyophilized drugs with minimal steps of use. The process of reconstitution can occur without compromising drug sterility or the use of secondary venting. EZMix utilizes the Unifill platform of fully integrated and automatic safety features to virtually eliminate the risk of needlestick injuries, prevent device reuse and encourage convenient, safer disposal. The EZMix is expected to be made available for potential commercialization with interested pharmaceutical companies for potential use with their target injectable drugs and vaccines during fiscal year 2013. Discussions with interested pharmaceutical parties are ongoing regarding the customization of the device to address specific customer, drug and patient needs.

Auto-Injectors™

Unilife has developed a full platform of auto-injectors that are designed for use with the Unifill syringe. Unilife’s proprietary range of auto-injectors are compact in size, intuitive to use and can be customized to address specific customer, drug or patient needs. In the opinion of Unilife, they are the world’s first and only auto-injectors with true end-of-dose indicators. An audible, tactile click signals the delivery of the full dose and the retraction of the needle into the barrel of the Unifill syringe. The potential risk of a needlestick injury occurring after the use of the device is virtually eliminated. Products developed within this portfolio include:

Rita™ Disposable Auto-Injector: Rita is a disposable auto-injector that is designed to inject the prefilled dose from a single Unifill syringe. Following the removal of the cap and the placement of the device against the skin, the operator pushes a single button to inject the dose. Rita is more compact in size than other marketed auto-injectors for improved patient portability, intuitive handling and convenient disposal. In addition to there being no visible springs or mechanisms, the needle is hidden from view until the completion of the injection when can be viewed in its retracted state through a window on the side of the barrel. The true end-of-dose indicators (audible, tactile click) associated with the Unifill syringe can also help to minimize potential drug wastage and optimize therapy compliance. The Rita Auto-Injector is available for commercialization with pharmaceutical partners seeking to utilize the device for use with their target injectable drugs and vaccines. Discussions with interested pharmaceutical parties are ongoing regarding the customization of the device to address specific customer, drug and patient requirements.

Lisa™ Reusable Auto-Injector: Lisa is a reusable and completely automated device with a single activation button. The device automates the removal of the needle shield and the speed of needle insertion and retraction. Operators can select the speed of dose delivery for their comfort. LED indicators inform the user during each stage of use. It is the first and only known reusable auto-injector that protects the patient from the risk of needlestick injury when removing a used syringe from the device. The Lisa Reusable Auto-Injector is expected to be made available for commercialization with pharmaceutical partners seeking to utilize the device for use with their target injectable drugs and vaccines during fiscal year 2013. Discussions with interested pharmaceutical parties are ongoing regarding the customization of the device to address specific customer, drug and patient requirements.

AutoInfusors™

Unilife has developed its AutoInfusor family of wearable, disposable devices for the subcutaneous delivery of drugs, such as monoclonal antibodies, that require dosages between 1mL and 30mL in volume. AutoInfusors utilize a primary drug container made of industry standard materials, and are capable of being filled in standard syringe filling lines. The devices can be preset for the delivery of a dose over seconds, minutes or hours based upon the specific requirements of the pharmaceutical customer, their drug and the target patient. The Precision-Therapy™ range of AutoInfusors is designed for use with bolus based therapies that require short or long duration injections. The Flex-Therapy™ range is for rate-based or variable-based therapies requiring infusion over a longer duration of time where the delivery rate is controlled for hours or days.

Preliminary Final Report to 30 June 2012 Unilife Corporation ARBN 141 042 757	4

Unilife began to supply its AutoInfusors to a number of interested pharmaceutical companies to evaluate their potential use with a number of their injectable therapies during the 2012 fiscal year. Unilife has since been advised by one of these pharmaceutical companies that its Precision-Therapy AutoInfusors have been selected to enter into the next phase of evaluations for potential use with target injectable therapies. Upon successful completion of these evaluations, Unilife expects it will be considered by the customer for several development and commercial supply agreements.

Similar progress is also being made with other pharmaceutical companies with its Precision-Therapy and Flex-Therapy AutoInfusor product lines, with additional evaluations scheduled for a number of pipeline drugs during fiscal year 2013. The signing of clinical development agreements with pharmaceutical companies relating to the potential use of AutoInfusors in human clinical drug trials would be expected to generate revenue streams for Unilife moving forward.

Specialized Delivery Systems

Unilife is developing a series of specialized device technology platforms that can help to enable or enhance administration of many acute and chronic conditions with high prevalence but sub-optimal or no effective treatment options. Platforms include specialized devices for targeted organ delivery, low dose delivery systems and implant deployment systems. These devices include a novel device for targeted organ delivery, and a delivery system for the controlled deployment of an implantable drug via an intravitreal or intraocular injection.

In November 2011, Unilife announced the signing of a clinical development and supply agreement with a leading, global pharmaceutical company. Under the agreement, Unilife recognized $1.4 million in revenues during this fiscal year to develop a novel device for targeted organ delivery. This device has been successfully developed by Unilife, and is scheduled to be used by the customer in the clinical trial of a pipeline drug during fiscal year 2013. Unilife expects to generate additional revenues during upcoming planned stages of the program.

Additional revenue streams may also be generated should the Company enter into agreements with pharmaceutical customers relating to the development, customization or supply of proprietary specialized devices.

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Consolidated Statements of Financial Performance

(US$, in thousands, except per share data)

	Year Ended 30 June
	2012	2011
Revenues:
Industrialization and development fees	$2,820	$1,350
Licensing fees	2,638	2,527
Products sales and other	61	2,773

Total revenues	5,519	6,650
Cost of product sales	584	2,597

Gross profit	4,935	4,053

Operating expenses:
Research and development	23,137	9,631
Selling, general and administrative	27,685	31,571
Depreciation and amortization	4,582	4,009

Total operating expenses	55,404	45,211

Operating loss	(50,469)	(41,158)
Interest expense	2,120	511
Interest income	(124)	(399)
Other income	(163)	(588)

Net loss	$(52,302)	$(40,682)

Loss per share:
Basic and diluted loss per share	$(0.78)	$(0.70)

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Consolidated Statements of Financial Position

(US$, in thousands, except share data)

	30 June
	2012	2011
Assets
Current Assets:
Cash and cash equivalents	$11,410	$17,910
Restricted cash	2,400	2,400
Accounts receivable	1,042	13
Inventories	212	626
Prepaid expenses and other current assets	676	381

Total current assets	15,740	21,330
Property, plant and equipment, net	52,514	54,020
Goodwill	12,734	13,265
Intangible assets, net	34	42
Other assets	1,286	821

Total assets	$82,308	$89,478

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,399	$2,405
Accrued expenses	2,209	2,696
Current portion of long-term debt	5,655	2,274
Deferred revenue	2,595	2,706

Total current liabilities	12,858	10,081
Long-term debt, less current portion	23,110	20,413
Deferred revenue	2,595	5,412

Total liabilities	38,563	35,906

Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized as of 30 June 2012; none issued or outstanding as of 30 June 2012 and 2011	—	—
Common stock, $0.01 par value, 250,000,000 shares authorized as of 30 June 2012; 75,849,439 and 63,924,403 shares issued, and 75,820,769 and 63,905,053 shares outstanding as of 30 June 2012 and 2011, respectively	758	639
Additional paid-in-capital	212,326	169,590
Accumulated deficit	(172,634)	(120,332)
Accumulated other comprehensive income	3,435	3,775
Treasury stock at cost, 28,670 shares and 19,350 shares as of 30 June 2012 and 2011, respectively	(140)	(100)

Total stockholders’ equity	43,745	53,572

Total liabilities and stockholders’ equity	$82,308	$89,478

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Consolidated Statements of Changes in Equity

(US$, in thousands except share data)

	Common Stock		Additional- Paid-In	Accumulated	Accumulated Other Comprehensive	Treasury
	Shares	Amount	Capital	Deficit	Income	Stock	Total
Balance as of 1 July 2010	54,761,848	$548	$122,397	$(79,650)	$1,075	—	$44,370
Comprehensive loss:
Net loss	—	—	—	(40,682)	—	—	(40,682)
Foreign currency translation	—	—	—	—	2,700	—	2,700

Comprehensive loss							(37,982)
Issuance of options and warrants to purchase common stock	—	—	4,071	—	—	—	4,071
Issuance of restricted stock, net of forfeitures	420,000	4	6,442	—	—	—	6,446
Issuance of common stock to employees	23,184	—	126	—	—	—	126
Issuance of common stock in connection with private placement and share purchase plan, net of issuance costs	7,048,373	70	33,361	—	—	—	33,431
Issuance of common stock upon exercise of stock options	1,670,998	17	3,193	—	—	—	3,210
Purchase of treasury stock	—	—	—	—	—	(100)	(100)

Balance as of 30 June 2011	63,924,403	$639	$169,590	$(120,332)	$3,775	$(100)	$53,572

Comprehensive loss:
Net loss	—	—	—	(52,302)	—	—	(52,302)
Foreign currency translation	—	—	—	—	(340)	—	(340)

Comprehensive loss							(52,642)
Issuance of options to purchase common stock	—	—	2,406	—	—	—	2,406
Issuance of restricted stock, net of forfeitures	2,790,665	28	4,675	—	—	—	4,703
Issuance of common stock to directors	180,000	2	657	—	—	—	659
Issuance of common stock to employees	36,462	—	118	—	—	—	118
Issuance of common stock from public offering, net of issuance costs	8,250,000	83	33,681	—	—	—	33,764
Issuance of common stock upon exercise of stock options	667,909	6	1,199	—	—	—	1,205
Purchase of treasury stock	—	—	—	—	—	(40)	(40)

Balance as of 30 June 2012	75,849,439	$758	$212,326	$(172,634)	$3,435	$(140)	$43,745

Preliminary Final Report to 30 June 2012 Unilife Corporation ARBN 141 042 757	8

Consolidated Statements of Cash Flow

(US$, in thousands)

	Year Ended 30 June
	2012	2011
Cash flows from operating activities:
Net loss	$(52,302)	$(40,682)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,582	3,482
Loss on disposal of property, plant and equipment	—	527
Share-based compensation expense	7,886	9,022
Changes in assets and liabilities:
Accounts receivable	(1,029)	1,739
Inventories	414	176
Prepaid expenses and other current assets	(295)	266
Other assets	(473)	(552)
Accounts payable	844	(515)
Accrued expenses	(206)	543
Deferred revenue	(2,638)	(2,527)

Net cash used in operating activities	(43,217)	(28,521)
Cash flows from investing activities:
Purchases of property, plant and equipment	(4,000)	(30,037)

Net cash used in investing activities	(4,000)	(30,037)
Cash flows from financing activities:
Proceeds from the issuance of long-term debt	9,885	20,190
Principal payments on long-term debt and capital lease agreements	(4,072)	(493)
Proceeds from the issuance of note payable	—	6,900
Principal payments on note payable	—	(6,900)
Proceeds from the issuance of common stock, net of issuance costs	33,764	33,431
Proceeds from the exercise of options to purchase common stock	1,205	3,210
Purchase of treasury stock	(40)	(100)
Increase in restricted cash	—	(2,400)

Net cash provided by financing activities	40,742	53,838
Effect of exchange rate changes on cash	(25)	1,880

Net decrease in cash and cash equivalents	(6,500)	(2,840)
Cash and cash equivalents at beginning of year	17,910	20,750

Cash and cash equivalents at end of year	$11,410	$17,910

Supplemental disclosure of cash flow information
Cash paid for interest	$2,036	$514

Supplemental disclosure of non-cash activities
Purchases of property, plant and equipment in accounts payable and accrued expenses	$12	$1,143

Purchases of property, plant and equipment pursuant to capital lease agreements	$320	$249

Purchases of property, plant and equipment through the issuance of warrants	$—	$1,621

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Notes to the Consolidated Financial Statements

1.	Basis of the Preparation of the Preliminary Final Report

The preliminary final report has been prepared in accordance with the ASX Listing rule 4.3A and the disclosure requirements of ASX Appendix 4E.

The preliminary final report has been prepared in accordance with accounting principles generally accepted in the United States of America.

References to the “Company” include Unilife Corporation and its consolidated subsidiaries.

2.	The Board of Directors does not recommend that a dividend relating to the year ended 30 June 2012 be paid. As such, there is no applicable record date.

3.	Property, Plant and Equipment

Property, plant and equipment consist of the following:

	30 June 2012	30 June 2011
	(US$, in thousands)
Building	$32,182	$31,866
Machinery and equipment	18,356	16,130
Computer software	2,544	2,457
Furniture and fixtures	374	323
Construction in progress	5,615	5,734
Land	2,036	2,036
Leasehold improvements	32	—

	61,139	58,546

Less: accumulated depreciation and amortization	(8,625)	(4,526)

Property, plant and equipment, net	$52,514	$54,020

Construction in progress as of 30 June 2012 and 2011 consisted primarily of amounts incurred in connection with machinery and equipment.

4.	Long-Term Debt

Long-term debt consists of the following:

	30 June 2012	30 June 2011
	(US$, in thousands)
6.00% Mortgage loans, due December 2031	$14,033	$14,190
6.00% Mortgage loans, due October 2020	3,588	3,750
12.85% Secured lending facility, due September 2013	6,420	—
4.75% Bank term loans, due January 2021 through August 2021	1,874	2,048
5.00% Commonwealth of Pennsylvania financing authority loan, due January 2021	2,182	2,227
Other	668	472

	28,765	22,687
Less: current portion of long-term debt	5,655	2,274

Total long-term debt	$23,110	$20,413

Mortgage Loans

In October 2010, Unilife Cross Farm LLC, a wholly owned subsidiary of the Company, (“Cross Farm”) entered into a loan agreement with Metro Bank (“Metro”), pursuant to which Metro agreed to provide Cross Farm with two loans in the amounts of $14.25 million and $3.75 million. The proceeds received were used to finance the purchase of land and construction of the Company’s current corporate headquarters and manufacturing facility in York, Pennsylvania, including the repayment of a $6.9 million bridge construction loan.

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During construction, Cross Farm paid only interest on both term notes at the Prime Rate plus 1.50% per annum, with a floor of 4.50% per annum. Subsequent to construction, Cross Farm is paying principal and interest on both term notes, with interest at a fixed rate of 6.00%. The weighted average interest rate on both term notes was 5.38% and 4.75% during the years ended June 30, 2012 and 2011, respectively.

The loan agreement contains certain customary covenants, including the maintenance of a Debt Service Reserve Account in the amount of $2.4 million, classified as restricted cash on the consolidated balance sheet, which will remain in place until Cross Farm and Metro agree on the financial covenants. The Company was in compliance with its debt covenants as of June 30, 2012. However, there can be no assurance that the Company will be able to maintain the Debt Service Reserve Account Balance for a period of 12 months from June 30, 2012. Cross Farm may prepay the loan, but would incur a prepayment penalty of 2.0% if it does so before October 2013. The U.S. Department of Agriculture has guaranteed $10.0 million of the loan.

Secured Lending Facility

In August 2011, the Company entered into a Master Lease Agreement with Varilease Finance, Inc. (“Varilease”) for up to $10.0 million of secured financing for production equipment for the Unifill syringe. Based on the Company’s continuing involvement throughout the term of the agreement and the integral nature of the production equipment, the transaction is being accounted for under the financing method. Over the term of the agreement, the Company will make 24 monthly installments based upon the amount drawn. This facility has an effective interest rate of 12.85%. At the end of the 24 month initial term, the Company has the option to (i) return the equipment; (ii) extend the term for 12 months followed by optional 6 month extensions terminable by either party; or (iii) repurchase the equipment for a price to be agreed upon by both lessor and lessee. The secured lending facility contains covenants and provisions for events of default customarily found in lease agreements.

Commonwealth of Pennsylvania Financing Authority Loan

In October 2009, the Company accepted a $5.45 million offer of assistance from the Commonwealth of Pennsylvania which included up to $2.25 million in financing for land and the construction of its current manufacturing facility. In December 2010, Cross Farm received the $2.25 million loan which bears interest at a rate of 5.00% per annum, matures in January 2021 and is secured by a third mortgage on the facility. In connection with the loan agreement, Cross Farm entered into an intercreditor agreement by which the Commonwealth of Pennsylvania agreed that it would not exercise its rights in the event of a default by Cross Farm without the consent of Metro, which holds the first and second mortgages on the facility.

5.	Share-Based Compensation

The following is a summary of activity related to stock options held by employees and directors during the year ended 30 June 2012:

	Number of Options	Weighted Average Exercise Price
Outstanding as of 1 July 2011	4,699,211	$4.42
Granted	1,540,000	3.87
Exercised	(299,999)	1.94
Cancelled	(361,253)	4.53

Outstanding as of 30 June 2012	5,577,959	$4.39

Exercisable as of 30 June 2012	2,084,379	$3.21

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The following is a summary of activity related to stock options and warrants held by persons other than employees and directors during the year ended 30 June 2012:

	Number of Options and Warrants	Weighted Average Exercise Price
Outstanding as of 1 July 2011	8,126,609	$8.25
Exercised	(367,910)	1.71

Outstanding as of 30 June 2012	7,758,699	$8.56

Exercisable as of 30 June 2012	6,758,699	$8.87

The following is a summary of activity related to restricted stock awards during the year ended 30 June 2012:

	Number of Restricted Stock Awards	Weighted Average Grant Date Fair Value
Unvested as of 1 July 2011	1,957,000	$6.19
Granted	2,845,415	3.99
Vested	(236,000)	5.46
Forfeited	(54,750)	4.72

Unvested as of 30 June 2012	4,511,665	$4.86

6.	Loss per Share

The Company’s net loss per share is as follows:

	Year Ended 30 June
	2012	2011
	(US$, in thousands, except share and per share data)
Numerator
Net loss	$(52,302)	$(40,682)
Denominator
Weighted average number of shares used to compute basic loss per share	67,449,286	57,891,024
Effect of dilutive options to purchase common stock	—	—

Weighted average number of shares used to compute diluted loss per share	67,449,286	57,891,024

Basic and diluted loss per share	$(0.78)	$(0.70)

7.	Net Tangible Assets per Security

	30 June 2012		30 June 2011
Net tangible assets per share	US$	0.41	US$	0.63
Net tangible assets per CDI	A$	0.07	A$	0.10

8.	Events Subsequent to the Balance Date

On 5 July 2012, the Company issued 6,154,000 shares of common stock and raised approximately $18.8 million, net of issuance costs, through an underwritten registered public offering. The Company intends to use the proceeds from the public offering to fund the continued development and supply of its diversified portfolio of injectable drug delivery systems, to purchase and operate capital equipment to expand production and for working capital and other general corporate purposes.

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☐	The financial statements have been audited.	☐	The financial statements have been supplied to review.

☒	The financial statements are in the process of being audited or subject to review.	☐	The financial statements have not yet been audited or reviewed.

9.	Compliance Statement

This report is based on the financial statements to which one of the following applies.

JIM BOSNJAK
Chairman

Date: 31 August 2012

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